Exhibit 99.2

Press Release

Contact:	Jamie Brookes	Ron Gruendl
	+44 20 7163 2146	+1 412 234 7157
	jamie.brookes@bnymellon.com	ron.gruendl@bnymellon.com

The Bank of New York Mellon to acquire ARX Capital Management

Will become one of the leading asset managers in growing Brazilian market

LONDON, NEW YORK AND RIO DE JANEIRO, 13 November 2007—The Bank of New York Mellon Corporation has announced it has agreed to acquire ARX Capital Management, a leading independent asset management business headquartered in Rio de Janeiro, Brazil. ARX Capital Management specialises in Brazilian multi-strategy, long/short and long only investment strategies and has more than US$2.6bn in assets under management.

The acquisition is expected to close in the first quarter of 2008 and to be accretive to cash earnings per share in year one. Terms of the transaction were not disclosed. ARX Capital Management will be integrated with BNY Mellon Asset Management Brasil and the combined business will become one of the leading asset managers in the country.

Ronald P. O’Hanley, president and chief executive officer of BNY Mellon Asset Management, said: “The acquisition of ARX Capital Management is a key development in our global growth and will enable us to offer clients access to expanding investment opportunities and expertise in the Brazilian marketplace. In addition to meeting our strategic objective of broadening our capabilities in the world’s most important emerging markets, the acquisition of ARX Capital Management is financially compelling, and exceeds our internal return hurdles.”

Founded in 2001, ARX Capital Management has capitalised on the significant growth in the region by building a strong local investor base. The company manages 20 equity and hedge funds, in domestic and offshore versions. BNY Mellon DTVM Brasil is the administrator for the majority of the funds.

José Alberto Tovar, CEO of ARX Capital Management, said: “ARX Capital Management and BNY Mellon Asset Management Brasil have highly complementary businesses and we already have a strong working partnership. Together we will accelerate our success in expanding the depth and breadth of our client base, enhancing our product offering and increasing our focus on attracting and retaining talent. This combination positions both organisations well in a region that is growing rapidly.”

BNY Mellon Brasil recently celebrated its 10-year anniversary in the region, a tenure supported by strong growth with assets under management and administration now more than US$26bn. Its asset management arm focuses on Brazilian fixed income, hedge funds and long-only equity funds. José Alberto Tovar, currently CEO of ARX Capital Management, will become the head of the asset management business in Brazil, reporting to Zeca Oliveira, who will lead the integrated group, BNY Mellon Brasil.

Jon Little, vice chairman of BNY Mellon Asset Management, concluded: “Brazil is among the fastest developing economies in the world and continues to benefit from the high prices of commodities, thanks to its wealth of natural resources. This, coupled with the continued maturation of the capital markets in Brazil, has intensified the spotlight on the country. Our integrated business will complement our focus in the institutional marketplace with the addition of high net worth individuals and family office, and also provide access to new products for our global client base. ARX Capital Management, with its strong leadership, excellent products and strong historic and future growth potential, will significantly enhance our global product offering.”

* Source Anbid/ICI. All information source BNY Mellon Asset Management International Limited as at 30 September 2007 unless otherwise stated. This press release is issued by BNY Mellon Asset Management International Limited to members of the financial press and media and the information contained herein should not be construed as investment advice.

Past Performance is not a guide to future performance.

Registered office: The Bank of New York Mellon Centre, 160 Queen Victoria Street, London, EC4V 4LA.

Registered in England no. 1118580. Authorised and regulated by the Financial Services Authority

A Bank of New York Mellon CompanySM

Press Release

The Brazilian asset management industry is the 10th largest in the world*, and over the last five years has grown on average at 27% per annum. The industry focus is moving from traditional fixed income strategies to equity and more alternative products including hedge funds and currency-based strategies.

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Notes to editors:

The Bank of New York Mellon Corporation is a global financial services company focused on helping clients manage and service their financial assets, operating in 34 countries and serving more than 100 markets. The company is a leading provider of financial services for institutions, corporations and high-net-worth individuals, providing superior asset management and wealth management, asset servicing, issuer services, clearing services and treasury services through a worldwide client-focused team. It has more than $20 trillion in assets under custody and administration, more than $1.1 trillion in assets under management and services $11 trillion in outstanding debt. Additional information is available at bnymellon.com.

This press release contains statements relating to future results of The Bank of New York Mellon Corporation that are considered “forward-looking statements.” These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, the expected closing date, the transaction being accretive to earnings and plans for, implications of and the financial impact of the announced transaction. These forward-looking statements, and other forward-looking statements contained in other public disclosures of The Bank of New York Mellon which make reference to the cautionary factors contained in this press release, are based on assumptions that involve risks and uncertainties and that are subject to change based on various important factors (some of which are beyond The Bank of New York Mellon Corporation’s control). Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to: changes in political and economic conditions; equity, fixed-income and FX market fluctuations; success in gaining regulatory approvals when required; client retention rates; integrations of acquired businesses; and other risks and uncertainties detailed in reports filed by The Bank of New York Mellon Corporation with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. All statements speak only as of November 13, 2007, and The Bank of New York Mellon Corporation undertakes no obligation to update any statement to reflect events or circumstances after November 13, 2007 or to reflect the occurrence of unanticipated events.

* Source Anbid/ICI. All information source BNY Mellon Asset Management International Limited as at 30 September 2007 unless otherwise stated. This press release is issued by BNY Mellon Asset Management International Limited to members of the financial press and media and the information contained herein should not be construed as investment advice.

Past Performance is not a guide to future performance.

Registered office: The Bank of New York Mellon Centre, 160 Queen Victoria Street, London, EC4V 4LA.

Registered in England no. 1118580. Authorised and regulated by the Financial Services Authority

A Bank of New York Mellon CompanySM